EXHIBIT 1

Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY  10011

October 19, 2010

Mr. Leonard Riggio
c/o Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011

Dear Mr. Riggio:

As you know, on August 3, 2010, Barnes & Noble, Inc. (the “Company”) announced that its board of directors (the “Board”) intends to evaluate strategic alternatives to enhance stockholder value, including, without limitation, engaging in the process of considering the possible negotiated sale of the Company (the “Possible Sale Process”), to be overseen by a special committee appointed by the Board in connection with the Possible Sale Process (the “Special Committee”).  We understand that in your capacity as a stockholder you are evaluating, and may participate in, the Possible Sale Process, and such participation could include, without limitation, (i) your possible offer to participate (directly or through an affiliate of yours, other than the Company or any of its subsidiaries (any such affiliate, a “Stockholder Affiliate”)) in the negotiated acquisition of the Company in connection with the Possible Sale Process, including, without limitation, as a member of a group formed for the purpose of such negotiated acquisition, in any such case subject to this letter agreement (this “Agreement”), or (ii) the possible sale of your ownership interest in the Company in connection with the Possible Sale Process.  This Agreement sets forth certain mutual agreements regarding the treatment of certain confidential and proprietary information concerning the Company and certain other aspects of the Possible Sale Process.  Reference is made herein to that certain letter agreement (the “Employment Agreement”) entered into between you and the Company on May 12, 2010 regarding your service with the Company.

The Company agrees that, notwithstanding anything in the Employment Agreement to the contrary, you may disclose Confidential Information and Trade Secret Information, as such terms are defined in the Employment Agreement, (i) to representatives of each of Peter J. Solomon Company, L.P. and Hughes Hubbard & Reed LLP (and any other counsel of yours in connection with the Possible Sale Process) who in any such case need to know such Confidential Information and Trade Secret Information for purposes of your evaluation of, and possible participation in, the Possible Sale Process as described in the preceding paragraph of this Agreement and for purposes of rendering advice to you; provided, however, that such representatives shall agree with you (which agreement shall not be amended or waived without the Company’s consent) to comply with the use and confidentiality provisions of the Employment Agreement applicable to you, giving effect to the waivers granted herein (unless, in any such case, such representative enters into an agreement with the

Company regarding such matters) and (ii) in any filings that you determine, upon the advice of your counsel, that you are required to make with the Securities and Exchange Commission (a “Stockholder SEC Filing”), and the Company hereby waives any provision of the Employment Agreement to the extent that such provision would prevent or restrict you from making any disclosure referred to in this sentence.  You agree that, to the extent legally permissible, you will provide (with as much time prior to such disclosure as is reasonably practicable) the Company with a description of the Confidential Information and/or Trade Secret Information that you so determine is required to be disclosed in any Stockholder SEC Filing as provided above and, if applicable, the text of the disclosure itself.

As a condition to the Company’s agreement, (i) you acknowledge and agree that the Possible Sale Process, including discussions and negotiations involving the Company and discussions and negotiations involving the Company with third parties in connection therewith, is being conducted, and will be conducted, exclusively under the direction of the Special Committee, and (ii) until the date that the Company makes a public announcement disclosing that the Board is no longer engaged in the process of considering a possible sale of the Company, you agree that you and your representatives, and the representatives of Stockholder Affiliates, will not form a group to acquire the Company, or discuss or negotiate forming such a group, with any third party, in either case, without the consent of the Special Committee.

Except for the waivers explicitly granted in this Agreement, nothing in this Agreement shall constitute a waiver, express or implied, of the Company’s rights under the Employment Agreement.

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If the foregoing correctly sets forth the agreement between you and the Company, please sign and return a copy of this signature page, whereupon this Agreement shall become our binding agreement.

Very truly yours,

BARNES & NOBLE, INC.

By:	/s/ Patricia Higgins
Name: Patricia Higgins
Title: Special Committee Chair

AGREED AND ACKNOWLEDGED
as of the date first written above:

/s/ Leonard Riggio
Leonard Riggio